Exhibit 3(i).4
Articles of Amendment to Articles of Incorporation of Winmax Trading Group, Inc.

                              Articles of Amendment
                                       to
                            Articles of Incorporation
                                       of
                           Winmax Trading Group, Inc.

Pursuant to the provisions of section 607.1006, and Section 607.0602 of the Florida Statutes, this Florida Profit Corporation, Winmax Trading Group, Inc. (the "Corporation") hereby certifies that the following Articles of Amendment were duly adopted by the Board of Directors of the Corporation on January 6, 2006, pursuant to the authority of the Board of Directors as required by Section
607.0602 of the Florida Statutes:

Article Two is being amended in accordance with the provisions of the Articles of Incorporation of the Corporation to create a Series of Preferred Stock and to set forth the preferences, limitations, rights and terms of the newly created Series of Preferred Stock pursuant to 607.0602 of the Florida Statutes. The following shall be added to the Corporation's Articles of Incorporation in Article Two under the existing heading titled "PREFERRED STOCK":


Series A Redeemable Convertible Preferred Stock.

I. Designation and Amount. The shares of such series shall be designated "Series A Redeemable Convertible Preferred Stock" ("Series A Preferred Stock") and the number of shares constituting such series shall be 500, $1.00 per share par value. This series is the first series of Preferred Stock authorized by the Corporation. Notwithstanding anything to the contrary contained herein, Series A Preferred Stock shall have priority to all stock of the Corporation previously issued, in all respects as to rights of payment and distribution (whether in cash, in kind or in other property or securities), whether by way of dividend, upon liquidation, or otherwise, and all such payments and distributions shall be made to holders of the Series A Preferred Stock until the obligation of the Corporation to Series A Preferred Stock is fully discharged. To the extent any payment is insufficient to fully discharge the obligations of the Corporation to Series A Preferred Stock hereunder, such payment will be made pro rata among Shares of Series A Preferred Stock.

II. Dividends. The holders of Series A Preferred Stock ("Series A Preferred Stockholders") shall be entitled to receive on the date of conversion annually on January 7th of each year beginning in the year 2007 until such Series A Preferred Stock is either converted or redeemed pursuant to this Certificate of Designation, dividends at the rate of 6% per annum of $70,000.00. All dividends declared upon the Series A Preferred Stock shall be declared pro rata per share and shall accrue daily through the day immediately before the date of conversion or redemption thereof. At the Corporation's option, a dividend may be paid in cash or restricted shares of the Corporation's Common Stock. In the event dividends are paid in Common Stock, the value of the Common Stock for this purpose is to be the 20-day volume-weighted average of the bid price of the Corporation's Common Stock as reported by the venue on which such stock is listed or traded, or if not so listed or traded, then as determined by the Board of Directors ("Common Stock Price").

III. Redemption. The preferred shares will be redeemed at the option of the Corporation for the purchase price of $70,000 of the Unit plus any accrued and unpaid dividends, upon 30 days prior written notice at any time six months after the Effective Date of the Registration Statement (described below). The Corporation may only effect a redemption if from the date of the Notice of Redemption through to the Redemption Date, each of the following shall be true:
(i) the Corporation shall have duly honored all conversions and redemptions, if any, scheduled to occur or occurring prior to the Redemption Date, and (ii) the registration statement is currently effective for the resale by the Holder of the common shares registered and not subject to any stop order suspending its effectiveness.


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IV. Voting. (a) Each issued and outstanding share of Series A Preferred Stock shall be entitled to vote the number of shares each could vote if the shares were fully converted at each meeting of stockholders of the Corporation with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (subject to adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Series A Preferred Stock). Except as provided by law or by the provisions establishing any other series of preferred stock, Series A Preferred Stockholders and holders of any other outstanding preferred stock, shall vote together with the holders of Common Stock as a single class.

(b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to adversely affect the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such affected Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class; provided, however, the Corporation may at any time without the vote or consent of the Series A Preferred Stockholders or any other stockholder amend this Series A Certificate of Designation to increase or reduce the number of shares designated hereunder so long as any reduction does not result in the designation of less Series A Preferred Stock than is issued and outstanding at the time of the reduction.

V. Conversion. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Conversion Rate (as hereinafter defined) by the number of shares of Series A Preferred Stock being converted at any time. The conversion rate in effect at any time for the Series A Preferred Stock shall be subject to adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Common Stock. (a) Optional Conversion. Each share of Series A Preferred Stock may be converted at any time, at the option of the holder thereof, in the manner hereinafter provided, into fully-paid and non assessable shares of restricted Common Stock, provided, however, that on any redemption of any Series A Preferred Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business five business days preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the Series A Preferred Stockholders.

In order to exercise an optional conversion, a Series A Preferred Stockholder shall surrender a certificate or certificates representing the shares to be converted to the transfer agent for the Series A Preferred Stock (or, if no transfer agent is at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation that the holder elects to convert the Series A Preferred Stock represented by such certificates, or any number thereof. If so required by the Corporation, certificates surrendered for conversion shall be duly endorsed or accompanied by duly executed written instrument or instruments of transfer, in form satisfactory to the Corporation. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and the notice shall be the Conversion Date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(b) Mandatory Conversion. The Corporation may, at any time after January 1, 2006, upon notice as below provided, require that any or all outstanding Series A Preferred Stock be converted into Common Stock in the manner hereinafter provided if the Common Stock into which the Series A Preferred Stock is convertible is registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, by delivery to the Series A Preferred Stockholders, for each share of Series A Preferred Stock converted, (i) the number of shares of Common Stock determined by multiplying the Conversion Price by the number of Preferred shares held.

In order to exercise a mandatory conversion, the Corporation must provide all Series A Preferred Stockholders notice of the conversion at least 30 days prior to the Conversion Date, such notice to include the number of shares to be converted and instructions for surrender of the certificate or certificates representing the Series A Preferred Stock. Upon surrender of the certificates to the Corporation, the Corporation shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such a conversion in accordance with the provisions hereof and cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen, or destroyed and executed an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. In the event the Corporation does not redeem all outstanding shares of Series A Preferred Stock in a mandatory conversion, the Corporation shall redeem pro-rata from each Series A Preferred Stockholder such number of shares determined by dividing the number of shares to be redeemed by the number of shares held by each Series A Preferred Stockholder.

(c) Fractional Shares. The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series A Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section V(c), be issuable upon conversion of any Series A Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed at the Common Stock Price on the date of the conversion.

(d) Reservation of Shares. The Corporation shall at all times reserve out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series A Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock issued upon due conversion of shares of Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

(e) Rights Upon Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon.

VI. Liquidation, Dissolution or Winding Up. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series A Preferred Stock ("Junior Stock") and subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to the Series A Preferred Stock ("Senior Stock"), or on parity with the Series A Preferred Stock with respect to liquidation preferences, to the extent that they have preference for $70,000.00 plus any unpaid dividends, the holders of each share of Series A Preferred Stock shall be entitled, pari passu with each other and with the holders of each share of preferred stock ranked in parity to Series A Preferred Stock to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes whether such assets are capital, surplus or earnings ("Available Assets"), an amount equal to $70,000 per share, plus all accrued but unpaid dividends ("Liquidation Price"). If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, together with the holders of other stock ranked in parity to Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b) After the payment of all preferential amounts required to be paid to the holders of Senior Stock and Series A Preferred Stock and any other series of preferred stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.
The Liquidation Price set forth in this Section VI shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Common Stock.

This Amendment was duly and unanimously adopted by the Corporation's Board of Directors on January 6, 2006.

This Amendment shall be effective upon filing with the Florida Secretary of State.

This amendment to the Articles of Incorporation of the Corporation was adopted by the board of directors of the Corporation on January 6, 2006 without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the Corporation has caused the Amendment to the Articles of Incorporation to be duly executed by its President and Chief Executive Officer this 6th day of January, 2006.

Winmax Trading Group, Inc.

By: /s/ David Young
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David Young
Vice President